Filed pursuant to Rule 424(b)(3)

File No. 333-291400

RoboStrategy, Inc.

19,655,968 Shares of Common Stock

____________________

Supplement No. 1 dated May 13, 2026
to the
Prospectus and Statement of Additional Information
dated May 5, 2026, as amended or supplemented as of the date hereof

This prospectus supplement modifies, amends and supplements certain information contained in the Prospectus of RoboStrategy, Inc. (the “Company”) dated May 5, 2026, as amended or supplemented (the “Prospectus”) and the statement of additional information, dated May 5, 2026, as amended or supplemented (the “Statement of Additional Information”). Capitalized terms used in this prospectus supplement and not otherwise defined have the meaning specified in the Prospectus and/or Statement of Additional Information.

You should carefully consider the “Types of Investments and Related Risk Factors” section beginning on page 31 of the Prospectus.

COMMITTED EQUITY FACILITY

On May 11, 2026, we entered into the Purchase Agreement and the Registration Rights Agreement with Roth Principal Investments. Under the Purchase Agreement, upon the terms and conditions set forth therein, we, at our sole option and discretion, from and after the Commencement Date, will have the right to sell to Roth Principal Investments shares of our common stock up to the lesser of (i) $2,000,000,000 and (ii) the Exchange Cap (as defined below), to the extent applicable. We have paid Roth Principal Investments a $25,000 structuring fee and will pay up to a $14,000,000 commitment fee as consideration for its commitment to purchase shares of our common stock pursuant to the Purchase Agreement.

Upon the initial satisfaction of the conditions to Roth Principal Investments’ purchase obligations set forth in the Purchase Agreement, or the “Commencement,” we will have the right, but not the obligation, from time to time at our sole option and discretion over the 36-month period beginning on the date the Commencement occurs, or the “Commencement Date,” to direct Roth Principal Investments to purchase certain shares of our common stock unless the Purchase Agreement is terminated earlier. Sales of common stock by us to Roth Principal Investments under the Purchase Agreement, and the timing of any such sales, are solely at our option, and we are under no obligation to sell any securities to Roth Principal Investments under the Purchase Agreement.

In no event may we issue to Roth Principal Investments under the Purchase Agreement more than 4,052,806 shares of common stock, which number of shares is equal to 19.99% of the shares of our common stock outstanding immediately prior to the execution of the Purchase Agreement, or the “Exchange Cap,” unless we obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap in accordance with applicable Exchange rules. In addition, any sales of our common stock pursuant to the Purchase Agreement must be effected at a price no less than the higher of (i) the Base Price (as defined in the Purchase Agreement) and (ii) our net asset value per share at the time of sale. The Exchange Cap will not be applicable to issuances and sales of common stock pursuant to the Purchase Agreement to the extent that the average price per share paid by Roth Principal Investments for all of the shares of the Common Stock that we direct Roth Principal Investments to purchase from us pursuant to the Purchase Agreement, if any, equals or exceeds the “Base Price” (as defined in the Purchase Agreement), which is $13.45 per share. Moreover, Roth Principal Investments will not be required to purchase or acquire any shares of our common stock under the Purchase Agreement which, when aggregated with all other shares of common stock then beneficially owned by Roth Principal Investments and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 thereunder), would result in Roth Principal Investments beneficially owning more than 4.99% of the outstanding shares of common stock.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and are subject to limitations agreed upon by the contracting parties.

Neither we nor Roth Principal Investments may assign or transfer any of our respective rights and obligations under the Purchase Agreement or the Registration Rights Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by the parties.

Purchases of Common Stock Under the Purchase Agreement

Market Open Purchases

From and after the Commencement Date, we will have the right, but not the obligation, from time to time at our sole discretion for a period of up to 36 months, unless the Purchase Agreement is earlier terminated, beginning on the Commencement Date, to direct Roth Principal Investments to purchase a specified number of shares of Common Stock, not to exceed the applicable Market Open Purchase Maximum Amount (as defined in the Purchase Agreement), in a Market Open Purchase under the Purchase Agreement, by timely delivering a written Market Open Purchase Notice to Roth Principal Investments, prior to 9:00 a.m., New York City time, on any trading day we select as the Purchase Date for such Market Open Purchase, so long as:

•        the closing sale price of our Common Stock on the trading day immediately prior to such Purchase Date is not less than the Threshold Price (as defined in the Purchase Agreement); and

•        all shares of Common Stock subject to all prior Purchases effected by us under the Purchase Agreement on or before the trading day immediately preceding such Purchase Date have been timely received by Roth Principal Investments on the applicable Purchase Share Delivery Dates for such prior Purchases in accordance with the Purchase Agreement.

The Market Open Purchase Maximum Amount applicable to such Market Open Purchase will be equal to the lesser of:

•        2,000,000 shares of Common Stock; and

•        the Market Open Purchase Percentage (as specified in the applicable Market Open Purchase Notice for such Purchase) of the total aggregate number (or volume) of shares of our Common Stock traded on Nasdaq during the applicable Market Open Purchase Period for such Market Open Purchase.

The actual number of shares of Common Stock that Roth Principal Investments will be required to purchase in a Market Open Purchase, which we refer to as the Market Open Purchase Share Amount, will be equal to the number of shares that we specify in the applicable Market Open Purchase Notice, subject to adjustment to the extent necessary to give effect to the applicable Market Open Purchase Maximum Amount and other applicable limitations set forth in the Purchase Agreement, including the Beneficial Ownership Limitation and, if then applicable, the Exchange Cap.

The per share purchase price that Roth Principal Investments will be required to pay for the Market Open Purchase Share Amount in a Market Open Purchase effected by us pursuant to the Purchase Agreement, if any, will be equal to the VWAP of our Common Stock for the applicable Market Open Purchase Period on the Purchase Date for such Market Open Purchase, less a fixed 2.0% discount to the VWAP for such Market Open Purchase Period. The Market Open Purchase Period for a Market Open Purchase is defined in the Purchase Agreement as the period on the Purchase Date for such Market Open Purchase beginning at the Market Open Purchase Commencement Time (9:30:01 a.m., New York City time, or such later time publicly announced as the official open of the regular trading session on Nasdaq on such Purchase Date), and ending at the earliest to occur of:

•        3:59 p.m., New York City time, on such Purchase Date or such earlier time publicly announced by the trading market as the official close of the regular trading session on such Purchase Date;

•        such time that the total aggregate number (or volume) of shares of Common Stock traded on Nasdaq during such Market Open Purchase Period reaches the applicable Market Open Purchase Share Volume Maximum for such Market Open Purchase, which will be determined by dividing (a) the applicable Market Open Purchase Share Amount for such Market Open Purchase, by (b) the Market Open Purchase Percentage we specified in the applicable Market Open Purchase Notice for such Market Open Purchase); and

•        if we further specify in the applicable Market Open Purchase Notice for such Market Open Purchase that a Limit Order Discontinue Election shall apply to such Market Open Purchase, such time that the trading price of our Common Stock on Nasdaq during such Market Open Purchase Period (calculated in accordance with the Purchase Agreement) falls below the applicable Minimum Price Threshold.

Under the Purchase Agreement, for purposes of calculating the volume of shares of Common Stock traded during a Market Open Purchase Period, including for purposes of determining whether the applicable Market Open Purchase Share Volume Maximum for a Market Open Purchase has been reached, for purposes of calculating the VWAP of our Common Stock for the applicable Market Open Purchase Period, and to the extent that we specify in the applicable Market Open Purchase Notice that the Limit Order Discontinue Election will apply, the following transactions, to the extent they occur during such Market Open Purchase Period, shall be excluded: (x) the opening or first purchase of Common Stock at or following the official open of the regular trading session on Nasdaq on the applicable Purchase Date for such Market Open Purchase, (y) the last or closing sale of Common Stock at or prior to the official close of the regular trading session on Nasdaq on the applicable Purchase Date for such Market Open Purchase, and (z) if we have specified in the applicable Market Open Purchase Notice for such Market Open Purchase that a Limit Order Continue Election, rather than a Limit Order Discontinue Election, shall apply to such Market Open Purchase, all purchases and sales of Common Stock on Nasdaq during such Market Open Purchase Period at a price per share that is less than the applicable Minimum Price Threshold for such Market Open Purchase.

Intraday Purchases

In addition to the Market Open Purchases described above, from and after the Commencement Date, we will also have the right, but not the obligation, subject to the continued satisfaction of the conditions set forth in the Purchase Agreement, to direct Roth Principal Investments to make Intraday Purchases (whether or not a Market Open Purchase is effected on such Purchase Date), not to exceed the applicable Intraday Purchase Maximum Amount (as defined in the Purchase Agreement), in an Intraday Purchase under the Purchase Agreement, by timely delivering a written Intraday Purchase Notice to Roth Principal Investments, after 10:00 a.m., New York City time (and after the Market Open Purchase Period for any earlier Market Open Purchase and the Intraday Purchase Period for the most recent prior Intraday Purchase effected on the same Purchase Date if applicable, have ended), and prior to 2:00 p.m., New York City time (or, if the official close of the regular trading session is earlier than 4:00 p.m. on such Purchase Date, prior to such time that is exactly two hours immediately prior to such official close), on such Purchase Date, so long as:

•        the closing sale price of our Common Stock on the trading day immediately prior to such Purchase Date is not less than the Threshold Price; and

•        all shares of Common Stock subject to all prior Market Open Purchases and all prior Intraday Purchases (as applicable) effected by us under the Purchase Agreement, including all prior purchases effected on the same Purchase Date as such applicable Intraday Purchase, have been received by Roth Principal Investments in the manner set forth in the Purchase Agreement, prior to the time we deliver the Intraday Purchase Notice for such applicable Intraday Purchase to Roth Principal Investments.

The Intraday Purchase Maximum Amount applicable to such Intraday Purchase will be equal to the lesser of:

•        2,000,000 shares of common stock; and

•        the Intraday Purchase Percentage (as specified by us in the applicable Intraday Purchase Notice for such Intraday Purchase) of the total aggregate number (or volume) of shares of our Common Stock traded on Nasdaq during the applicable Intraday Purchase Period for such Intraday Purchase.

The actual number of shares of Common Stock that Roth Principal Investments will be required to purchase in an Intraday Purchase, which we refer to as the Intraday Purchase Share Amount, will be equal to the number of shares that we specify in the applicable Intraday Purchase Notice, subject to adjustment to the extent necessary to give effect to the applicable Intraday Purchase Maximum Amount and other applicable limitations set forth in the Purchase Agreement.

The per share purchase price that Roth Principal Investments will be required to pay for the Intraday Purchase Share Amount in an Intraday Purchase effected by us pursuant to the Purchase Agreement, if any, will be calculated in the same manner as in the case of a Market Open Purchase (including the same fixed percentage discounts to the applicable VWAP used to calculate the per share purchase price for a Market Open Purchase as described above), provided that the VWAP used to determine the purchase price for the Intraday Purchase Share Amount to be purchased in an Intraday Purchase will be equal to the VWAP for the applicable Intraday Purchase Period on the

Purchase Date for such Intraday Purchase. The Intraday Purchase Period for an Intraday Purchase is defined in the Purchase Agreement as the period during the regular trading session on Nasdaq on such Purchase Date, beginning at the latest to occur of:

•        such time of confirmation of Roth Principal Investments ’s receipt of the applicable Intraday Purchase Notice;

•        such time that the Market Open Purchase Period for any prior Market Open Purchase effected on the same Purchase Date (if any) has ended; and

•        such time that the Intraday Purchase Period for the most recent prior Intraday Purchase effected on the same Purchase Date (if any) has ended,

and ending at the earliest to occur of:

•        3:59 p.m., New York City time, on such Purchase Date or such earlier time publicly announced by the trading market as the official close of the regular trading session on such Purchase Date;

•        such time that the total aggregate number (or volume) of shares of Common Stock traded on Nasdaq during such Intraday Purchase Period reaches the applicable Intraday Purchase Share Volume Maximum for such Intraday Purchase, which will be determined by dividing (a) the applicable Intraday Purchase Share Amount for such Intraday Purchase, by (b) the Intraday Purchase Percentage we specified in the applicable Intraday Purchase Notice for determining the applicable Intraday Purchase Share Amount for such Intraday Purchase; and

•        if we further specify Limit Order Discontinue Election in the applicable Intraday Purchase Notice for such Intraday Purchase, such time that the trading price of our Common Stock on Nasdaq during such Intraday Purchase Period (calculated in accordance with the Purchase Agreement) falls below the applicable Minimum Price Threshold.

As with Market Open Purchases, for purposes of calculating the volume of shares of Common Stock traded during an Intraday Purchase Period, including for purposes of determining whether the applicable Intraday Purchase Share Volume Maximum for an Intraday Purchase has been reached, for purposes of calculating the VWAP of our Common Stock for the applicable Intraday Purchase Period, the following transactions, to the extent they occur during such Intraday Purchase Period, are excluded: (x) the opening or first purchase of Common Stock at or following the official open of the regular trading session on Nasdaq on the applicable Purchase Date for such Intraday Purchase, (y) the last or closing sale of Common Stock at or prior to the official close of the regular trading session on Nasdaq on the applicable Purchase Date for such Intraday Purchase, and (z) if we have specified in the applicable Intraday Purchase Notice for such Intraday Purchase that a Limit Order Continue Election, rather than a Limit Order Discontinue Election, shall apply to such Intraday Purchase, all purchases and sales of Common Stock on Nasdaq during such Intraday Purchase Period at a price per share that is less than the applicable Minimum Price Threshold for such Intraday Purchase.

We may, in our sole discretion, timely deliver multiple Intraday Purchase Notices to Roth Principal Investments prior to 2:00 p.m., New York City time, on a single Purchase Date to effect multiple Intraday Purchases on such same Purchase Date, provided that the Market Open Purchase Period for any earlier Market Open Purchase effected on the same Purchase Date (as applicable) and the Intraday Purchase Period for the most recent prior Intraday Purchase effected on the same Purchase Date have ended prior to 2:00 p.m., New York City time, on such Purchase Date, and so long as all shares of Common Stock subject to all prior Market Open Purchases and all prior Intraday Purchases (as applicable) effected by us under the Purchase Agreement, including all prior purchases effected on the same Purchase Date as such applicable Intraday Purchase, have been received by Roth Principal Investments prior to the time we deliver to Roth Principal Investments a new Intraday Purchase Notice to effect an additional Intraday Purchase on the same Purchase Date as an earlier Market Open Purchase (as applicable) and one or more earlier Intraday Purchases effected on such same Purchase Date.

The terms and limitations that will apply to each subsequent additional Intraday Purchase effected on the same Purchase Date will be the same as those applicable to any earlier Market Open Purchase (as applicable) and any earlier Intraday Purchase effected on the same Purchase Date as such subsequent additional Intraday Purchase, and the per share purchase price for the shares of Common Stock that we elect to sell to Roth Principal Investments in each subsequent additional Intraday Purchase effected on the same Purchase Date as an earlier Market Open Purchase (as applicable) and/or earlier Intraday Purchase(s) effected on such Purchase Date will be calculated in the same manner as in the case of such earlier Market Open Purchase (as applicable) and such earlier Intraday Purchase(s) effected on the same Purchase Date as such subsequent additional Intraday Purchase, with the exception that the Intraday Purchase Period for each subsequent additional Intraday Purchase will begin and end at different times (and may vary in duration) during the regular trading session on such Purchase Date, in each case as determined in accordance with the Purchase Agreement.

In the case of Market Open Purchases and Intraday Purchases effected by us under the Purchase Agreement, if any, all share and dollar amounts used in determining the purchase price per share of Common Stock to be purchased by Roth Principal Investments in a Market Open Purchase or an Intraday Purchase (as applicable), or in determining the applicable maximum purchase share amounts or applicable volume or minimum price threshold in connection with any such Market Open Purchase or Intraday Purchase (as applicable), in each case, will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during any period used to calculate such per share purchase price, maximum purchase share amounts or applicable volume or minimum price thresholds.

At or prior to 5:30 p.m., New York City time, on the applicable Purchase Date for a Market Open Purchase and/or Intraday Purchase, Roth Principal Investments will provide us with a written confirmation for such Market Open Purchase and/or Intraday Purchase, as applicable, setting forth the applicable purchase price (both on a per share basis and the total aggregate purchase price) to be paid by Roth Principal Investments for the shares of Common Stock purchased by Roth Principal Investments in such Market Open Purchase and/or Intraday Purchase, as applicable.

The shares of Common Stock purchased by Roth Principal Investments in any Market Open Purchase or any Intraday Purchase under the Purchase Agreement will be delivered to Roth Principal Investments as DWAC Shares not later than 10:00 a.m., New York City time, on the trading day immediately following the applicable Purchase Date for such Market Open Purchase or such Intraday Purchase (as applicable) (the Purchase Share Delivery Date), and payment for such shares will be made by Roth Principal Investments not later than 5:00 p.m., New York City time, on the trading day immediately following the applicable Purchase Share Delivery Date, as set forth in the Purchase Agreement.

Purchase Price

The per-share purchase price that Roth Principal Investments will be required to pay for shares of common stock in a purchase directed by us pursuant to the Purchase Agreement will be determined by reference to the VWAP calculated in accordance with the Purchase Agreement, less a fixed 2.0% discount. There is no maximum price per share that Roth Principal Investments could be obligated to pay for our common stock we may elect to sell to it under the Purchase Agreement. However, the net proceeds to us from Roth Principal Investments per share of our common stock sold under the Purchase Agreement, including the 2.0% discount, will never be less than the higher of (i) $13.45 (as defined in the Purchase Agreement, the “Base Price”) and (ii) the NAV per share of our common stock at the time of such sale.

Conditions to Commencement and Each Purchase

Roth Principal Investments’ obligation to purchase shares of our common stock under the Purchase Agreement is subject to (i) the initial satisfaction, at the Commencement, and (ii) the satisfaction on the applicable purchase date of the conditions precedent thereto set forth in the Purchase Agreement, all of which are entirely outside of Roth Principal Investments’ control. These conditions include the following:

•        the accuracy in all material respects of the representations and warranties of the Company included in the Purchase Agreement;

•        the Company having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by the Company;

•        trading in the common stock shall not have been suspended by the SEC or the Exchange, the Company shall not have received any final and non-appealable notice that the listing or quotation of the common stock on the Exchange shall be terminated on a date certain (unless, prior to such date, the common stock is listed or quoted on any Eligible Market, as such term is defined in the Purchase Agreement), and there shall be no suspension of, or restriction on, accepting additional deposits of the common stock, electronic trading or book-entry services by the Depository Trust Company with respect to the common stock;

•        the absence of any statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits the consummation of or that would materially modify or delay any of the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement;

•        the absence of any action, suit or proceeding before any arbitrator or any court or governmental authority seeking to restrain, prevent or change the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement, or seeking material damages in connection with such transactions;

•        no condition, occurrence, state of facts or event constituting a Material Adverse Effect (as such term is defined in the Purchase Agreement) shall have occurred and be continuing; and

•        the receipt by Roth Principal Investments of the initial auditor comfort letter and any required bring-down comfort letters, as well as legal opinions and negative assurances, and bring-down legal opinions and negative assurances, as required under the Purchase Agreement.

Termination of the Purchase Agreement

Unless earlier terminated, the Purchase Agreement will terminate automatically on the earliest to occur of:

•        the first day of the month next following the 36-month anniversary of the effective date of the Registration Statement of which this prospectus forms a part;

•        the date on which Roth Principal Investments shall have purchased shares of common stock under the Purchase Agreement for an aggregate gross purchase price equal to $2,000,000,000;

•        the date on which the common stock shall have failed to be listed or quoted on the Exchange or any other Eligible Market for a period of one (1) trading day;

•        the 30th trading day after the date on which a voluntary or involuntary bankruptcy proceeding involving our company has been commenced that is not discharged or dismissed prior to such trading day; and

•        the date on which a custodian is appointed for the Company in a bankruptcy proceeding for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors.

We have the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon ten (10) trading days’ prior written notice to Roth Principal Investments. We and Roth Principal Investments may also terminate the Purchase Agreement at any time by mutual written consent.

Roth Principal Investments also has the right to terminate the Purchase Agreement upon ten (10) trading days’ prior written notice to us, but only upon the occurrence of certain events, including:

•        the occurrence of a Material Adverse Effect (as defined in the Purchase Agreement);

•        the occurrence of a Fundamental Transaction (as defined in the Purchase Agreement) involving our company;

•        we fail to timely file or obtain effectiveness of any required Registration Statement (as defined in the Registration Rights Agreement) under the Registration Rights Agreement, or are otherwise in material breach thereof, and such failure or breach (if curable) is not cured within ten (10) trading days after notice;

•        the effectiveness of any Registration Statement (or post-effective amendment thereto) required to be maintained under the Registration Rights Agreement lapses or such Registration Statement, the related prospectus or any prospectus supplement otherwise becomes unavailable for the resale of all Registrable Securities, and such lapse or unavailability continues for twenty (20) consecutive trading days or more than sixty (60) trading days in any 365-day period, in each case other than as a result of actions by Roth Principal Investments;

•        trading in the common stock on the Exchange (or if the common stock is then listed on an Eligible Market, trading in the common stock on such Eligible Market) has been suspended for a period of five (5) consecutive trading days; or

•        we are in material breach or default of the Purchase Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within ten (10) trading days after notice of such breach or default is delivered to the Company.

No termination of the Purchase Agreement by us or by Roth Principal Investments will become effective prior to the fifth trading day immediately following the date on which any pending purchase has been fully settled in accordance with the terms and conditions of the Purchase Agreement. Furthermore, no termination of the Purchase Agreement will affect the Registration Rights Agreement, which will survive any termination of the Purchase Agreement.

No Short-Selling or Hedging by Roth Principal Investments

Roth Principal Investments has agreed that none of Roth Principal Investments, any of its officers or any entity managed or controlled by Roth Principal Investments will engage in or effect, directly or indirectly, for its own account or for the account of any other of such persons or entities, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the common stock or (ii) hedging transaction, which establishes a net short position with respect to our common stock, during the term of the Purchase Agreement.

Prohibition on Certain Variable Rate Transactions

Prior to termination of the Purchase Agreement, subject to certain specified exceptions, we will be prohibited from effecting or entering into certain transactions in which equity securities are sold at prices that vary based on the trading price of our common stock or entering into an “equity line of credit” or other substantially similar continuous offering with a third party, in which we may offer, issue or sell common stock or any securities exercisable, exchangeable or convertible into common stock at a future determined price.

Effect of Sales of our Common Stock under the Purchase Agreement

All shares of common stock that may be issued or sold by us to Roth Principal Investments under the Purchase Agreement that are being registered under the Securities Act for resale by Roth Principal Investments in this offering are expected to be freely tradable. The shares of common stock being registered for resale in this offering may be issued and sold by us to Roth Principal Investments from time to time at our discretion over a period of up to 36 months after the Commencement Date. The resale by Roth Principal Investments of a significant amount of shares, or the perception that these sales may occur, could cause the market price of shares of our common stock to decline and to be highly volatile. Sales of our common stock, if any, to Roth Principal Investments under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Roth Principal Investments all, some or none of the shares of our Common Stock that may be available for us to sell to Roth Principal Investments pursuant to the Purchase Agreement.

If and when we do elect to sell shares of our common stock to Roth Principal Investments pursuant to the Purchase Agreement, after Roth Principal Investments has acquired such shares, Roth Principal Investments may resell all, some or none of the shares of common stock that it acquires from us at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from Roth Principal Investments in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution, and in some cases substantial dilution, and experience different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Roth Principal Investments in this offering as a result of future sales made by Roth Principal Investments at prices lower than the prices such investors paid for their shares. In addition, if we sell a substantial number of shares of our common stock to Roth Principal Investments under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Roth Principal Investments may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Because the purchase price per share to be paid by Roth Principal Investments for the shares of common stock that we may elect to sell to Roth Principal Investments under the Purchase Agreement will fluctuate based on the market prices of our common stock, it is not possible for us to predict the number of shares of common stock that we will sell to Roth Principal Investments, the actual purchase price per share to be paid by Roth Principal Investments for those shares, or the actual gross proceeds to be raised by us from those sales, if any. As of May 11, 2026, there were 20,274,168 shares of our common stock outstanding, of which 9,610,170 shares were held by non-affiliates. If all of the 14,100,000 shares offered for resale by Roth Principal Investments under this prospectus were issued and outstanding as of May 11, 2026, such shares would represent approximately 41% of the total number of shares of our common stock outstanding and approximately 69% of the total number of outstanding shares held by non-affiliates.

Although the Purchase Agreement provides that we may, in our discretion, from time to time after the date of this prospectus and during the term of the Purchase Agreement, direct Roth Principal Investments to purchase shares of our common stock from us for a maximum aggregate purchase price of up to $2,000,000,000, only 14,100,000 shares of common stock are being registered for resale under the Registration Statement that includes this prospectus. Assuming all of the 14,100,000 shares offered for resale by Roth Principal Investments under this prospectus were sold by us to Roth Principal Investments for a per share price of $13.45, less a 2.0% discount (the same fixed percentage discount that will be used to calculate the applicable per share purchase price for shares of common stock that we may elect to sell to Roth Principal Investments under the Purchase Agreement), we would receive aggregate gross proceeds of approximately $138.2 million. However, because the market prices of our common stock will fluctuate from time to time after the date of this prospectus and, as a result, the actual purchase prices to be paid by Roth Principal Investments for shares of our common stock under the Purchase Agreement will fluctuate because they will be based on the market prices of our common stock. Moreover, in no event will we sell shares to Roth Principal Investments having an aggregate offering price of greater than $2,000,000,000.

If it becomes necessary for us to issue and sell to Roth Principal Investments under the Purchase Agreement more shares of our common stock than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $2,000,000,000 from sales of our common stock to Roth Principal Investments under the Purchase Agreement, we must first file with the SEC and have declared effective one or more additional registration statements to register under the Securities Act the resale by Roth Principal Investments of any such additional shares of our common stock. In addition, if it becomes necessary for us to issue and sell to Roth Principal Investments under the Purchase Agreement an aggregate number of shares that would exceed the Exchange Cap share issuance limit of 4,052,806 shares (excluding any issuances and sales of common stock pursuant to the Purchase Agreement at a price equal to or in excess of the applicable base price for the common stock calculated in accordance with applicable Exchange listing rules), then before we could issue any shares of common stock in excess of the Exchange Cap share issuance limit under the Purchase Agreement (assuming such shares do not qualify for exclusion from the Exchange Cap share limit because the average price at which they were sold exceeded the adjusted base price referred to above), we would also need to obtain the requisite stockholder approval to issue any such shares of common stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable Exchange listing rules. The number of shares of our common stock ultimately offered for sale by Roth Principal Investments is dependent upon the number of shares of common stock, if any, we ultimately sell to Roth Principal Investments under the Purchase Agreement.

The number of shares of common stock ultimately offered for resale by Roth Principal Investments through this prospectus is dependent upon the number of shares of common stock, if any, we elect to sell to Roth Principal Investments under the Purchase Agreement from and after the Commencement Date. The issuance of our common stock to Roth Principal Investments pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of our common stock that our existing stockholders own will not decrease, the shares of our common stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our common stock after any such issuance.